Exhibit 99.1

Energy XXI Reports Fiscal Year-end Results

HOUSTON – Sept. 29, 2015 – Energy XXI (NASDAQ: EXXI) today announced fiscal fourth-quarter and full-year financial and operating results for the period ended June 30, 2015, and provided an operations update. Highlights include:

•	Production remaining stable into fiscal first quarter at 58,300 BOE/d
•	Current liquidity is $679 million
o	$124 million available on $500 million revolver
•	Proved reserves estimated at 183.5 MMBOE, 75 percent oil
•	Non-cash impairment causes ceiling test write-down due to commodity prices
•	Acquisitions and divestitures in fiscal fourth-quarter and to-date
o	Monetized Grand Isle Gathering System
o	Sold East Bay field
o	Acquired producing Gulf of Mexico assets from M21K, LLC
•	Cost control efforts driving per barrel equivalent costs lower
o	LOE down 30 percent from fiscal 4Q2014 to 4Q2015
o	G&A down 36 percent from fiscal 4Q2014 to 4Q2015
•	Principal and cash interest expense reduction through open market bond purchases

“As an organization, we responded aggressively to the challenging commodity price environment in fiscal 2015. We focused on our low risk assets, including horizontal drilling and recompletions, which allowed us to maintain production and arrest base declines,” Energy XXI Chairman, President and Chief Executive Officer John Schiller said. “Our operations team is doing an excellent job of reducing costs in the field and delivering development opportunities that offer attractive yields in today’s commodity price environment and we continue to practice capital discipline across our operations. We are actively managing our balance sheet and our liquidity. We continue to focus on reducing our debt and to date we have retired over $425 million in face value of debt lowering our projected annual interest expense by over $32 million.”

For the 2015 fiscal fourth quarter, adjusted EBITDA was $121.8 million on revenues of $219.5 million, as volumes averaged 59,300 barrels of oil equivalent per day (BOE/d), 71 percent of which was oil. These results compare with 2014 fiscal fourth-quarter adjusted EBITDA of $184.1 million on revenues of $301.3 million and volumes of 46,100 BOE/d, 69 percent oil. Net loss attributable to common shareholders in the 2015 fiscal fourth quarter totaled ($1.7) billion, or ($17.92) per diluted share, compared with fiscal 2014 fourth-quarter net loss attributable to common shareholders of ($18.3) million, or ($0.24) per diluted share.

For the full fiscal year ended June 30, 2015, adjusted EBITDA was $760.5 million, compared with $729.7 million generated in fiscal 2014. Fiscal 2015 net loss attributable to common shareholders was ($2.4) billion, or ($25.97) per diluted share, on revenues of $1.4 billion and production of 58,900 BOE/d. These results compare with net income available for common shareholders for fiscal 2014 of $6.6 million, or $0.09 per diluted share, on revenues of $1.2 billion and production of 45,000 BOE/d.

Results for the fiscal fourth-quarter and fiscal year-end 2015 were significantly impacted by non-cash ceiling test write-downs of oil and gas properties, driven by lower commodity prices.

(Adjusted EBITDA is a non-GAAP financial measure and is defined and reconciled to the most directly comparable GAAP measure under “Non-GAAP Financial Measures” in the tables below)

Reserves

The company’s June 30, 2015 fiscal year-end proved reserves were estimated at 183.5 MMBOE and have a pre-tax present value of $2.8 billion.

The company’s proved reserves are all in the Gulf of Mexico or U.S. Gulf Coast, 68 percent are proved developed, 75 percent are liquids (of which 95 percent is crude oil and condensate), and 25 percent are natural gas. Year-over-year proved developed reserves, as a percentage of total proved reserves, increased by seven percent.

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Summary of Changes in Proved Reserves

(in MMBOE)

Balance as of June 30, 2014	246.2
Production	(21.5)
Extensions, discoveries, additions	17.3
Purchases	-
Sales of proved reserves	(12.2)
Revisions:
Pricing	(19.2)
Decreased capital spending (SEC 5-yr rule)	(6.9)
Performance & Technical	(20.2)
Total revisions	(46.3)

Balance as of June 30, 2015	183.5

The reserves are reported as of June 30, 2015 and do not include the reserves, or present value attributed to the M21K, LLP acquisition which closed August 11, 2015. The company is working with reserve auditors to complete the reserves estimates. The reserves associated with the M21K, LLP acquisition have never been included in the company’s reserves.

The following fiscal year-ended June 30, 2015 estimated proved reserves attributable to the company’s net interests in oil and gas properties were audited by Netherland Sewell & Associates, Inc. (NSAI), independent oil and gas reserves consultants.

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	Oil	Gas	NGL	Equivalent	PV 10
Summary of year-end proved reserves as of June 30, 2015	(MBBL)	(MMCF)	(MMBL)	(MBOE)	(in thousands)

Proved
Developed	88,607	187,993	5,406	125,345	1,950,353
Undeveloped	40,989	90,550	2,070	58,151	884,083
Total proved reserves PV-10	129,596	278,543	7,476	183,496	2,834,436

Future income taxes discounted at 10%					77,026

Standardized measure of future discounted net cash flows					2,757,410

(1) We refer to ‘‘PV-10’’ as the present value of estimated future net revenues of estimated proved reserves using a discount rate of 10%. This amount includes projected revenues less estimated production costs, abandonment costs and development costs. PV-10 is not a financial measure prescribed under accounting principles generally accepted in the U.S. (‘‘U.S. GAAP’’); therefore, the table reconciles this amount to the standardized measure of discounted future net cash flows, which is the most directly comparable U.S. GAAP financial measure. Management believes that the non-U.S. GAAP financial measure of PV-10 is relevant and useful for evaluating the relative monetary significance of oil and natural gas properties. PV-10 is used internally when assessing the potential return on investment related to oil and natural gas properties and in evaluating acquisition opportunities. We believe the use of this pre-tax measure is valuable because there are unique factors that can impact an individual company when estimating the amount of future income taxes to be paid. Management believes that the presentation of PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies. PV-10 is not a measure of financial or operating performance under U.S. GAAP, nor is it intended to represent the current market value of our estimated oil and natural gas reserves. PV-10 should not be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows as defined under U.S. GAAP. Average prices (calculated using the average of the first-day-of-the-month commodity prices during the 12-month period ending on June 30, 2015) used in determining future net revenues were $68.17 per barrel of oil for West Texas Intermediate benchmark plus $5.62 per barrel for crude quality and location differentials, for a total of $73.79 per barrel. For NGL’s, the average price used was $29.54 per barrel. For natural gas, the average price used was $3.08 per MMBtu.

Production Update/Annual Guidance

Production for the current fiscal first-quarter is averaging 58,300 BOE/d, 71 percent oil. The company has suspended the development drilling program at West Delta 73 with the completion of the Sabinal well. The company is focused on low-cost recompletions and workovers to maintain production, and has multiple identified recompletions targeted for the remainder of fiscal 2016. The following table includes the company’s current expectations with respect to production for fiscal year 2016:

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Volume Projections	FY 2016
Net Production (per day)
Oil, including NGLs (Bbls)	35,000 – 40,000
BOE	54,000 – 59,000
% Oil, including NGLs (using midpoint of guidance)	~66

Acquisitions and Divestitures

On August 11, 2015 Energy XXI acquired the remaining 80 percent interest in Energy XXI M21K, LLC, a subsidiary in which it already owned a 20 percent equity interest and was the operator of the assets. Energy XXI purchased the remaining interest from its joint venture partner for consideration consisting of the assumption of all obligations and liabilities of M21K, including approximately $25.2 million of outstanding debt which was required to be paid at closing. The producing assets are 45 percent liquids, offsetting the liquids sold with the East Bay divestiture on June 30, 2015. As stated above, the reserve estimates are currently being finalized by third party reserves auditors.

On June 30, 2015 the company announced the monetization of the Grand Isle Gathering System to CorEnergy Infrastructure Trust, Inc. (“CorEnergy”) for $245 million in cash plus assumption of abandonment liabilities related to the assets. Concurrently with the sale, Energy XXI entered into an operating lease agreement with CorEnergy whereby it will continue to have access to and operate the pipeline assets, which consist of gathering and transportation pipelines in the shallow waters of the Gulf of Mexico, as well as certain storage facilities and salt water disposal wells at the Grand Isle terminal located onshore adjacent to Energy XXI’s shore base operations. Under the terms of the lease agreement, Energy XXI will retain any revenues generated from transporting third party volumes.

The company also closed on the sale of the East Bay Field to a private buyer for $21 million plus the assumption of plugging abandonment liability on June 30, 2015. In addition, Energy XXI will retain a 5% overriding royalty interest on these assets for a period not to exceed 5 years from the closing date, and Energy XXI will also retain 50 percent of the deep rights associated with the East Bay Field. Net proved reserves associated with the East Bay Field were estimated at approximately 10.2 million barrels of oil equivalent, 94 percent liquids, as of June 30, 2014.

5

Capital Expenditures and Liquidity

The company’s capital program for fiscal year 2016, which began July 1, 2015, is budgeted at $130 to $150 million.  Development drilling and recompletions account for 25 percent of planned spending, acquisition spending represents 18 percent, facilities and land is estimated at 5 percent, capitalized general and administrative targeted at 17 percent, and plugging and abandonment represent 35 percent.

As of September 25, 2015, the company had available liquidity of $679 million. The company has been opportunistic in repurchasing bonds, and to date has retired over $425 million in face value of bonds with annualized cash interest expense savings of over $32 million.

Conference Call Today, Sept. 29, at 5 p.m. CT

Energy XXI will host its year-end conference call Tuesday, Sept. 29, at 5 p.m. CT. The dial-in numbers is 1 (631) 813-4724 (U.S.) and the confirmation code is 27812792. For complete instructions on how to actively participate in the conference call, or to listen to the live audio webcast or a replay, please refer to www.EnergyXXI.com.

Copies of Annual Report

A copy of the company's annual report will be posted to shareholders in due course and a copy will be available on the company's website at www.EnergyXXI.com.

Forward-Looking Statements

All statements included in this release relating to future plans, projects, events or conditions and all other statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, including changes in long-term oil and gas prices or other market conditions affecting the oil and gas industry, access to capital and ability to fund drilling costs and otherwise meet Energy XXI’s obligations, reservoir performance, the outcome of commercial negotiations and changes in technical or operating conditions, among others, that could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. In addition, Energy XXI discloses proved reserves in this press release, each of which is defined in greater detail in the glossary below. Energy XXI assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

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Competent Person Disclosure

The technical information contained in this announcement relating to operations adheres to the standard set by the Society of Petroleum Engineers. Lee Williams, Director of Corporate Reserves, is the qualified person who has reviewed and approved the technical information contained in this announcement.

About the Company

Energy XXI is an independent oil and natural gas development and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The company’s properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore. Cantor Fitzgerald Europe is Energy XXI’s listing broker in the United Kingdom. To learn more, visit the Energy XXI website at www.EnergyXXI.com.

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ENERGY XXI LIMITED

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In Thousands, except per share information)

(Unaudited)

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts and investors. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, depletion, amortization, exploration expenses, gains/losses on derivatives less net cash received or paid in settlement of commodity derivatives and other similar non-cash or non-recurring charges. Adjusted EBITDA is not a measure of net income or cash flows as determined by United States generally accepted accounting principles, or GAAP. The following table presents a reconciliation of the GAAP financial measure net income to the non-GAAP financial measure of Adjusted EBITDA for the periods presented:

	Three Months Ended June 30,		Year Ended June 30,
	2015	2014	2015	2014
		(Restated)		(Restated)

Net Income (Loss)	$(1,690,004)	$(15,403)	$(2,433,838)	$18,125
Interest expense, net	105,105	51,702	323,308	162,728
Depreciation, depletion and amortization	183,279	117,502	705,521	414,026
Income Tax Expense (Benefit)	(380,392)	(1,818)	(613,350)	35,020
(Gains) losses on commodity derivative contracts — net [1]	29,711	28,265	(235,439)	86,968
Net cash (paid) received for commodity derivative contracts not designated as hedging instruments [1]	3,339	(5,524)	183,403	(17,312)
Impairment of oil and natural gas properties	1,852,268	-	2,421,884	-
Goodwill impairment	-	-	329,293	-
Accretion of asset retirement obligations	12,358	9,366	50,081	30,183
Acquisition and integration costs and disposition costs	490	-	3,603	-
One-time litigation accrual	-	-	500	-
Severance and departing director consulting payments	7,013	-	24,421	-
One time bank fee related to covenant waiver	-	-	1,500	-
Consulting payments relating to Company strategic review	76	-	578	-
Non-cash compensation expense related to one-time grant	(1,483)	-	(990)	-
Adjusted EBITDA	$121,760	$184,090	$760,475	$729,738

Adjusted EBITDA per Share
Basic	$1.29	$2.38	$8.08	$9.81
Diluted	$1.18	$2.15	$7.40	$9.80

Weighted Average Number of Common Shares Outstanding
Basic	94,442	77,265	94,167	74,375
Diluted	102,985	85,661	102,732	74,445

(1) The adjustments for the derivative fair value (gains) losses and net cash receipts on settled commodity derivative instruments have the effect of adjusting net income (loss) for changes in the fair value of derivative instruments, which are recognized at the end of each accounting period because we do not designate commodity derivative instruments as accounting hedges. This results in reflecting commodity derivative gains and losses within Adjusted EBITDAX on a cash basis during the period the derivatives settled.

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PV-10

We refer to ‘‘PV-10’’ as the present value of estimated future net revenues of estimated proved reserves using a discount rate of 10%. This amount includes projected revenues less estimated production costs, abandonment costs and development costs. PV-10 is not a financial measure prescribed under accounting principles generally accepted in the U.S. (‘‘U.S. GAAP’’); therefore, the table below reconciles this amount to the standardized measure of discounted future net cash flows, which is the most directly comparable U.S. GAAP financial measure. Management believes that the non-U.S. GAAP financial measure of PV-10 is relevant and useful for evaluating the relative monetary significance of oil and natural gas properties. PV-10 is used internally when assessing the potential return on investment related to oil and natural gas properties and in evaluating acquisition opportunities. We believe the use of this pre-tax measure is valuable because there are unique factors that can impact an individual company when estimating the amount of future income taxes to be paid. Management believes that the presentation of PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies. PV-10 is not a measure of financial or operating performance under U.S. GAAP, nor is it intended to represent the current market value of our estimated oil and natural gas reserves. PV-10 should not be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows as defined under U.S. GAAP. Average prices (calculated using the average of the first-day-of-the-month commodity prices during the 12-month period ending on June 30, 2015) used in determining future net revenues were $68.17 per barrel of oil for West Texas Intermediate benchmark plus $5.62 per barrel for crude quality and location differentials, for a total of $73.79 per barrel. For NGL’s, the average price used was $29.54 per barrel. For natural gas, the average price used was $3.08 per MMBtu.

FINANCIAL INFORMATION

The following information as of and for the years ended June 30, 2014, 2013, 2012, and 2011 and the three months ended June 30, 2014 has been updated to reflect the restatement to our financial statements. The consolidated financial statements for prior periods presented in this earnings release have been restated primarily to reflect the recognition of gains and losses on derivative financial instruments previously included in accumulated other comprehensive income (loss) as gain (loss) on derivative financial instruments in earnings as a component of revenues and the reclassification of amounts associated with settled contracts previously included in oil and gas sales revenues to gain (loss) on derivative financial instruments as a result of not qualifying for cash flow hedge accounting treatment. The restatement also reflects resulting adjustments to net oil and natural gas properties, impairment of oil and natural gas properties and depreciation, depletion and amortization due to the previous inclusion of the value of the cash flow hedges in our full cost ceiling test, which is only permitted if the derivative instruments qualify for cash flow hedge accounting. Additionally, resulting adjustments to deferred income taxes and income tax expense (benefit) are also reflected in the restatement. Our Form 10-K contains restated financial statements for the year ended June 30, 2015 including (1) an audited restated balance sheet as of June 30, 2014, (2) audited restated consolidated statements of operations, consolidated statements of cash flows, and consolidated statements of stockholders’ equity (deficit) for the years ended June 30, 2014 and 2013, (3) unaudited restated quarterly consolidated financial statements for the quarters ended September 30, 2014 and 2013, December 31, 2014 and 2013, March 31, 2015 and 2014 (4) unaudited restated quarterly consolidated financial information for the quarter ended June 30, 2014.

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ENERGY XXI LTD

OPERATING HIGHLIGHTS

(Unaudited)

	Year Ended June 30,
Operating Highlights	2015	2014 (Restated)	2013 (Restated)	2012 (Restated)	2011 (Restated)
	(In thousands, except per unit amounts)
Operating revenues
Oil sales	$1,052,731	$1,104,208	$1,067,687	$1,186,193	$777,869
Natural gas sales	117,282	135,883	112,753	88,608	101,813
Gain (loss) on derivative financial instruments	235,439	(86,968)	(21,508)	229,809	(162,732)
Total revenues	1,405,452	1,153,123	1,158,932	1,504,610	716,950
Percentage of operating revenues from crude oil
Prior to gain (loss) on derivative financial instruments	90%	89%	90%	93%	88%
Operating expenses
Lease operating expense
Insurance expense	40,046	31,183	32,737	28,521	27,876
Workover and maintenance	65,562	66,481	65,118	56,413	33,095
Direct lease operating expense	357,927	268,083	239,308	225,881	178,507
Total lease operating expense	463,535	365,747	337,163	310,815	239,478
Production taxes	8,385	5,427	5,246	7,261	3,336
Gathering and transportation	21,144	23,532	24,168	16,371	12,499
DD&A	705,521	414,026	363,791	350,569	274,553
Accretion of asset retirement obligations	50,081	30,183	30,885	39,161	32,127
Impairment of oil and natural gas properties	2,421,884	-	-	-	-
Goodwill impairment	329,293	-	-	-	-
General and administrative	116,500	96,402	71,598	86,276	75,091
Total operating expenses	4,116,343	935,317	832,851	810,453	637,084
Operating income (loss)	$(2,710,891)	$217,806	$326,081	694,157	79,866

Sales volumes per day
Natural gas (MMcf)	102.7	89.7	88.6	81.5	67.2
Crude oil (MBbls)	41.8	30.1	28.3	30.5	23.4
Total (MBOE)	58.9	45	43.1	44.1	34.6
Percent of sales volumes from crude oil	71%	67%	66%	69%	68%

Average sales price
Oil per Bbl	$68.99	$100.59	$103.48	$106.17	$90.95
Natural gas per Mcf	3.13	4.15	3.48	2.97	4.15
Gain (loss) on derivative financial instruments per BOE	10.95	(5.29)	(1.37)	14.24	(12.87)
Total revenues per BOE	65.36	70.16	73.77	93.21	56.71

Operating expenses per BOE
Lease operating expense
Insurance expense	1.86	1.90	2.08	1.77	2.21
Workover and maintenance	3.05	4.04	4.15	3.49	2.62
Direct lease operating expense	16.64	16.31	15.23	13.99	14.12
Total lease operating expense per BOE	21.55	22.25	21.46	19.25	18.95
Production taxes	0.39	0.33	0.33	0.45	0.26
Gathering and transportation	0.98	1.43	1.54	1.01	0.99
DD&A	32.81	25.19	23.16	21.72	21.72
Accretion of asset retirement obligations	2.33	1.84	1.97	2.43	2.54
Impairment of oil and natural gas properties	112.63	-	-	-	-
Goodwill impairment	15.31	-	-	-	-
General and administrative	5.42	5.87	4.56	5.34	5.94
Total operating expenses per BOE	191.42	56.91	53.02	50.20	50.40
Operating income (loss) per BOE	$(126.06)	$13.25	$20.75	$43.01	$6.31

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ENERGY XXI LTD

CONSOLIDATED BALANCE SHEETS

(In Thousands, except share information)

(Unaudited)

	June 30,	June 30,
	2015	2014 (Restated)
ASSETS
Current Assets
Cash and cash equivalents	$756,848	$145,806
Accounts receivable
Oil and natural gas sales	100,243	167,075
Joint interest billings	12,433	12,898
Other	43,513	5,438
Prepaid expenses and other current assets	24,298	72,530
Deferred income taxes	-	52,587
Restricted cash	9,359	-
Derivative financial instruments	22,229	1,425
Total Current Assets	968,923	457,759
Property and Equipment
Oil and natural gas properties, net - full cost method of accounting, including $436.4 million and $1,165.7 million of unevaluated properties not being amortized at June 30, 2015 and 2014, respectively	3,570,759	6,427,263
Other property and equipment, net	21,820	19,760
Total Property and Equipment, net of accumulated depreciation, depletion, amortization and impairment	3,592,579	6,447,023
Other Assets
Goodwill	-	329,293
Derivative financial instruments	3,898	3,035
Equity investments	10,835	40,643
Restricted cash	32,667	6,350
Other assets and debt issuance costs, net of accumulated amortization	81,927	57,394
Total Other Assets	129,327	436,715
Total Assets	$4,690,829	$7,341,497
LIABILITIES
Current Liabilities
Accounts payable	$156,339	$417,776
Accrued liabilities	155,306	133,526
Notes payable	-	21,967
Asset retirement obligations	33,286	79,649
Derivative financial instruments	2,661	31,957
Current maturities of long-term debt	11,395	15,020
Total Current Liabilities	358,987	699,895
Long-term debt, less current maturities	4,597,037	3,744,624
Deferred income taxes	-	666,969
Asset retirement obligations	453,799	480,185
Derivative financial instruments	1,358	4,306
Other liabilities	8,370	10,958
Total Liabilities	5,419,551	5,606,937
Stockholders’ Equity
Preferred stock, $0.001 par value, 7,500,000 shares authorized at June 30, 2015 and 2014
7.25% Convertible perpetual preferred stock, 3,000 and 8,000 shares issued and outstanding at June 30, 2015 and 2014, respectively	-	-
5.625% Convertible perpetual preferred stock, 812,759 and 812,760 shares issued and outstanding at June 30, 2015 and 2014, respectively	1	1
Common stock, $0.005 par value, 200,000,000 shares authorized and 94,643,498 and 93,719,570 shares issued and outstanding at June 30, 2015 and 2014, respectively	472	468
Additional paid-in capital	1,843,918	1,837,462
Accumulated deficit	(2,573,113)	(103,371)
Total Stockholders’ Equity	(728,722)	1,734,560
Total Liabilities and Stockholders’ Equity	$4,690,829	$7,341,497

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ENERGY XXI LTD

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, except per share information)

(Unaudited)

	Year Ended June 30,
	2015	2014 (Restated)	2013 (Restated)

Revenues
Oil sales	$1,052,731	$1,104,208	$1,067,687
Natural gas sales	117,282	135,883	112,753
Gain (loss) on derivative financial instruments	235,439	(86,968)	(21,508)
Total Revenues	1,405,452	1,153,123	1,158,932

Costs and Expenses
Lease operating	463,535	365,747	337,163
Production taxes	8,385	5,427	5,246
Gathering and transportation	21,144	23,532	24,168
Depreciation, depletion and amortization	705,521	414,026	363,791
Accretion of asset retirement obligations	50,081	30,183	30,885
Impairment of oil and natural gas properties	2,421,884	-	-
Goodwill impairment	329,293	-	-
General and administrative expense	116,500	96,402	71,598
Total Costs and Expenses	4,116,343	935,317	832,851

Operating Income (Loss)	(2,710,891)	217,806	326,081

Other Income (Expense)
Loss from equity method investees	(17,165)	(5,231)	(6,010)
Other income, net	4,176	3,298	1,965
Interest expense	(323,308)	(162,728)	(108,659)
Total Other Expense, net	(336,297)	(164,661)	(112,704)

Income (Loss) Before Income Taxes	(3,047,188)	53,145	213,377

Income Tax Expense (Benefit)	(613,350)	35,020	32,594

Net Income (Loss)	(2,433,838)	18,125	180,783
Preferred Stock Dividends	11,468	11,489	11,496
Net Income (Loss) Attributable to Common Stockholders	$(2,445,306)	$6,636	$169,287

Earnings (Loss) per Share
Basic	$(25.97)	$0.09	$2.14
Diluted	$(25.97)	$0.09	$1.94

Weighted Average Number of Common Shares Outstanding
Basic	94,167	74,375	79,063
Diluted	94,167	74,445	87,263

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ENERGY XXI LTD

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Year Ended June 30,
	2015	2014 (Restated)	2013 (Restated)

Cash Flows From Operating Activities
Net income (loss)	$(2,433,838)	$18,125	$180,783
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	705,521	414,026	363,791
Impairment of oil and natural gas properties	2,421,884	-	-
Goodwill impairment	329,293	-	-
Deferred income tax expense (benefit)	(614,383)	31,379	19,722
Change in fair value of derivative financial instruments	(52,036)	69,656	20,851
Accretion of asset retirement obligations	50,081	30,183	30,885
Loss from equity method investees	17,165	5,231	6,010
Amortization and write-off of debt issuance costs and other	23,247	13,774	6,898
Stock-based compensation	4,124	6,711	3,505
Changes in operating assets and liabilities
Accounts receivable	51,284	63,283	1,690
Prepaid expenses and other assets	48,062	6,019	12,499
Settlement of asset retirement obligations	(106,573)	(57,391)	(41,939)
Accounts payable and accrued liabilities	(113,078)	(55,536)	33,453
Net Cash Provided by Operating Activities	330,753	545,460	638,148

Cash Flows from Investing Activities
Acquisitions, net of cash	(301)	(849,641)	(161,164)
Capital expenditures	(723,829)	(788,676)	(816,105)
Insurance payments received	3,920	1,983	-
Change in equity method investments	12,642	(34,294)	(16,693)
Transfer from (to) restricted cash	(14,676)	(325)	-
Proceeds from the sale of properties	261,931	126,265	-
Other	(135)	113	(41)
Net Cash Used in Investing Activities	(460,448)	(1,544,575)	(994,003)

Cash Flows from Financing Activities
Proceeds from the issuance of common and preferred stock, net of offering costs costs	2,336	3,994	7,021
Proceeds from convertible debt allocated to additional paid-in capital	-	63,432	-
Repurchase of company common stock	-	(184,263)	(58,666)
Dividends to shareholders – common	(24,436)	(34,680)	(25,992)
Dividends to shareholders – preferred	(11,468)	(11,489)	(11,496)
Cash restricted under revolving credit facility related to property sold	(21,000)
Proceeds from long-term debt	2,586,572	3,420,873	1,576,551
Payments on long-term debt	(1,747,849)	(2,079,485)	(1,243,848)
Debt issuance costs	(43,352)	(33,461)	(4,805)
Other	(66)	-	3
Net Cash Provided by Financing Activities	740,737	1,144,921	238,768

Net Increase (Decrease) in Cash and Cash Equivalents	611,042	145,806	(117,087)
Cash and Cash Equivalents, beginning of period	145,806	-	117,087
Cash and Cash Equivalents, end of period	$756,848	$145,806	$-

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Other Information-Gain (loss) on Derivatives Financial Instruments

(Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2015	2014	2015	2014
		(Restated)		(Restated)

Cash Settlements, net of purchased put premium amortization	3,339	(5,524)	81,049	(17,312)
Proceeds from monetizations	-	-	102,354	-
Unrealized change in fair value	(33,050)	(22,741)	52,036	(69,656)

Gain (loss) on derivative financial instruments	(29,711)	(28,265)	235,439	(86,968)

Glossary

Proved Oil and Gas Reserves — Those quantities of crude oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, and under existing economic conditions, operating methods and government regulations — prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time. This definition has been abbreviated from the definition of "Proved oil and gas reserves" contained in Rule 4-10(a)(22) of SEC Regulation S-X.

Proved Developed Reserves — Reserves are categorized as proved developed if they are expected to be recovered from existing wells.

Barrel – unit of measure for oil and petroleum products, equivalent to 42 U.S. gallons.

BOE – barrels of oil equivalent, used to equate natural gas volumes to liquid barrels at a general conversion rate of 6,000 cubic feet of gas per barrel.

BOE/d – barrels of oil equivalent per day.

MBBL – thousand barrels of oil.

MBOE – thousand barrels of oil equivalent.

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MMBOE – million barrels of oil equivalent.

MMBTU – million British thermal units.

MMCF – million cubic feet of gas.

Enquiries of the Company

Energy XXI

Greg Smith

Vice President, Investor Relations

713-351-3149

gsmith@energyxxi.com

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